# ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the "Agreement"), is effective as of October 1, 2023 (the "Effective Date"), between TPT Global Tech, Inc. (hereinafter referred to as the "Company"), a Florida corporation, whose principal place of business is 501 W Broadway, Suite 800, San Diego, CA 92101 and SwamiFi Fintech, LTD Investment Series TPTW (hereinafter referred to as "SWAMIFI" or "Consultant"). Individually, the Company and the Consultant may be referred to herein as a "party," and collectively as the "parties."

**WHEREAS,** this Advisory Services Agreement supersedes and merges any prior discussions or misunderstanding that may exist, and all prior discussion are merged herein with no recourse to any prior proposals or discussions between the parties, and no proposals previously made shall be effective.

**WHEREAS**, the Company requires the Services (as defined herein) and as set forth below;

**WHEREAS**, Consultant is qualified to provide the Company with the Services and is desirous to perform such Services for the Company; and

**WHEREAS**, the Company recognizes, affirms, and fully ratifies that the services provided as detailed in invoices 40070 and 40071, attached here to as Exhibit "F", are due for payment and have been executed and delivered to the Company in its full and absolute satisfaction, consistent with the terms specified herein; and

**WHEREAS**, the Company wishes to induce Consultant to provide the Services and wishes to contract with the Consultant regarding the same and compensate Consultant in accordance with the terms herein;

**NOW, THEREFORE**, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. **APPOINTMENT.**

The Company hereby engages Consultant and Consultant agrees to render the Services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. **TERM.**

The term of this Consulting Agreement shall begin as of the Effective Date and shall terminate pursuant to Section 8(a) or 360 days thereafter.

3. **SERVICES.**

During the term of this Agreement, Consultant shall provide the Company with Advisory Services. However, the Services shall be limited to making recommendations and offering advice to the Company's Officers, Directors and other key Company personnel. As offsite advisors, Consultant will rely upon the Company's management to, in the Company's sole discretion, accept or reject its recommendations. Under no circumstances, even in the event that Consultant is to perform onsite analysis, shall Consultant be responsible for making any decisions on behalf of the Company. The Company's assigned Principal point of contact ("PPC") for this agreement is Luis James Leung. Consultation may be sought by the Company over the telephone, in person, at the Company's offices or another reasonable location or through written correspondence, and will involve providing services and more fully described below. Additionally, Consultant may be requested to attend, to the extent Consultant's schedule permits, one or more in person planning meetings with other members of the Company Board of Directors, committees or Executive management staff, in keeping with the terms of this Agreement. During the term of this Agreement, Consultant shall provide the Company with the following "**Services**".

(a) Advise management, with particular focus on strategic planning, organizational and infrastructure analysis;

(b) Conduct a comprehensive inquiry into the Company's technology-related activities;

(c) Provide information technology advisory services with focus on Machine Learning and Artificial Intelligence with the objective of enhancing Company's platforms as specified in EXHIBIT "E" ("AI Statement of Work");

(d) Provide business development introductions to the Company on a best efforts basis, assist in the process and in the best interests of the Company. The Company hereby agrees to provide an "Acknowledgement of Introduction" for each opportunity, if any (each a "SWAMIFI Protected Relationship") that Consultant introduces the Company to. Each Acknowledgement of Introduction shall grant Consultant to provide input on the transaction structure. The Company shall additionally agree that by providing SWAMIFI with an Acknowledgement of Introduction and commencing the negotiation of a business relationship with a SWAMIFI Protected Relationship (even if an Acknowledgement of Introduction was not tendered), that for two (2) years following SWAMIFI introduction or for two (2) years subsequent to the receipt of an Acknowledgement of Introduction, regardless of a termination of this Agreement of any other events whatever, that should the Company close a financial transaction with a SWAMIFI Protected Relationship, that SWAMIFI shall be compensated in accordance with Section 4(b) of this Agreement. Should SWAMIFI's rights to receive the Section 4(b) Compensation be compromised in any way (including for example, by not holding SWAMIFI compensation in escrow at the time of the closing of any such financial transaction), that the Company shall grant Consultant the right to injunctive relief, without the requirement to post a bond and if so required the bond shall not exceed $100, as well as appropriate monetary damages. Damages shall be equal to an amount of money equal to not less than the amount of financial benefit Consultant would have received had the Company complied with the Section 4(b) Compensation terms. The term "SWAMIFI Protected Relationship" shall include any person or entity that Consultant introduced to the Company in connection with this Agreement, or a third-party person or entity that has a business or other

affiliation with any person or entity that Consultant introduced to the Company in connection with Consultant's services under this Agreement. Unless authorized by Consultant in writing, under no other circumstances, shall Company make any effort to contact a SWAMIFI Protected Relationship.

(g) In the event that the Company has a prior existing business relationship with a party introduced by SWAMIFI as a potential SWAMIFI Protected Relationship, then the Company shall have a positive obligation to deliver in writing such a notification of a prior business relationship within 48 hours of the time that SWAMIFI makes an introduction. The failure to provide SWAMIFI with notice of a prior business relationship shall forever waive the Company's right to subsequently assert that they had a prior existing business relationship with that respective introduction.

Consultant agrees to provide the Services on a timely basis via: meetings with Company representatives which may include other professionals; conferences calls with Company representatives and other professionals; and/or written correspondence and documentation. Consultant cannot guarantee the results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

4. **COMPENSATION.** All compensation (hereinafter referred to as "Compensation" and further described in this Section 4) delivered and paid to Consultant pursuant to this Agreement shall be deemed completely earned, due, payable, free of liens or encumbrances, and non-assessable as of the date the Compensation is tendered to Consultant by the Company. Once Compensation is tendered to Consultant, there shall be no refunds or diminishment of the same regardless of any event. The Company has been notified that much of the Consultant's efforts are "front-loaded" and therefore, much of the consulting work must be done at the outset of the Closing and during the 90 days thereafter. In connection with this Agreement, the Company shall pay Consultant the following fees:

(a) Professional Advisory Services Cash Fee. On or before October 15, 2023, USD $12,500 in cash or in registered Stock (free trading and unrestricted common stock, registered on Form S-1 or S-8). Subsequently, thereafter on November 15, 2023 equal to $288,000 and on December 15, 2023 equal to $100,000 with the final payment equal to $ 100,000 due on or before January 15, 2023 (the "Due Date") for a total payment equal to five hundred thousand dollars, in cash or in S-8 Stock, in the form at the discretion of the Company. If the Company elects to pay the Consultant in form of S-8 Stock, it will be paid to the PPC and calculated based on the lowest traded bid price for the common stock during the previous 25 trading days prior to the applicable Due Date. In no event, the value of the payment for Services made by Company will be less than USD $500,000.

(b) Software Development Fee. Any software development shall be billed on per project rate and approved by mutual consent in writing by both parties.

(b) An introduction fee upon successful closing equal to $15,000 in cash or free trading, unrestricted (i.e., registered on Form S-1 or S-8) common stock of the Company payable at the closing or execution transaction entered into between the Company and any SWAMIFI Protected Relationship.

(c) Costs Retainer. USD $1,000, upon execution of this Agreement. This money shall be used exclusively to cover SWAMIFI's reasonable costs related to this Agreement. Any monies not reasonably expended shall be refunded to the Company subsequent to the end of the Term of this Agreement or upon a valid Termination (Section 8(a)) of the Agreement.

(d) Stated Value. The Stated Value will be calculated based on the average of the closing bid price multiplied by one hundred and fifty million shares of the Company common shares, forty-five days from the date the Initial Escrow Shares are registered, deposited and cleared for sale by PPC's broker account.

(e) Securities. With respect to the Section 4(a)(b)(d) Compensation, upon the execution of this Agreement or as soon as practicable thereafter, Company agrees to place One Hundred and Fifty million (150,000,000) shares of Company common shares (the "Initial Escrow Shares") and One Hundred Seventy Five million (175,000,000) shares that maybe required to maintain up to one hundred and fifty percent of the amount obligated under the terms of this Agreement (the "Reserved Shares"), made payable to the Consultant's PPC, into escrow with its Transfer Agent. Company shall transfer such additional Reserve Shares within five business days and provide irrevocable instructions to the Company's Transfer Agent and the Transfer Agent will authorize the issuance to the Consultants PPC, Luis James Leung (or it's assigns) of (x) all or part of the Escrow Shares and (y) such additional common shares that may be due to Consultant pursuant to this Agreement. Specimens of the irrevocable instructions to the Company's transfer agent are attached hereto as "Exhibit C". Notwithstanding the aforementioned, in the event that the Initial Escrow Shares (equal to one hundred and fifty million (150,000,000) shares of the Company's common stock) Stated Value is equal to or greater than five hundred thousand dollars ($500,000), the Company shall have no further obligation to transfer additional Reserved Shares or to make any additional payments pursuant to section 4(a).

(f) Carbon Credit Participation. The Company agrees for period of ten years upon receipt pay a percentage of Gross Revenues, if any, of Carbon Credits that earned which shall be no less than 5 percent of the total, as long as Company is using the Machine Learning and Artificial Intelligence platform specified in EXHIBIT "E". This paragraph survives the Term of this Agreement.

(g) Late Fees. Commencing November 21, 2023, the Company agrees to pay twenty thousand dollars in late fees if any installment payment made in Cash or Reserve Shares seven (7) or more days late after its Due Date. The Consultant has the right to withdraw Late Fees from the Initial Escrow Shares or Reserve Shares. The Consultant has the right to waive any Late Fees and confirming such waiver via an electronic email.

5. **REPRESENTATIONS AND WARRANTIES OF COMPANY.**

The Company hereby represents, warrants and agrees as follows:

(a) This Agreement has been authorized, executed and delivered by the Company and, when executed by the Consultant will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The Company hereby warrants and represents that during the term of this Agreement it will not provide the Consultant with material non-public information.

(b) The financial statements audited and unaudited (including the notes thereto) provided to Consultant, (the "Financial Statements"), and all Corporate agreements will present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified. Such Financial Statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise stated therein.

(c) The Company is validly organized, existing and with active status under the laws the State of Florida.

(d) The securities to be issued to Consultant, if any, have all been authorized for issuance and when issued, delivered and tendered to the Consultant by the Company will be registered securities, validly issued, freely tradable, fully paid and non-assessable.

(e) Since date of the most recent of the Financial Statements, there has not been any undisclosed (A) material adverse change in the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company, (B) transaction that is material to the Company, except transactions in the ordinary course of business, (C) obligation that is material to the Company, direct or contingent, incurred by the Company, except obligations incurred in the ordinary course of business, (D) change that is material to the Company or in the common shares or outstanding indebtedness of the Company, or (E) dividend or distribution of any kind declared, paid, or made in respect of the common shares.

(f) The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

6. **INDEMNIFICATION.** The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant's breach of

this Agreement, sole negligence, gross negligence, willful misconduct, dishonesty, fraud or violation of any applicable law. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors, and assigns. The provisions set forth in this Section shall survive any termination of this Agreement.

7. **COMPLIANCE WITH SECURITIES LAWS.** The Company understands that any and all Compensation outlined in this Agreement shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. The parties to be performing the services outlined in this Agreement are natural persons. Consultant has been engaged to provide the Company with traditional management consulting, technical and related business services. Consultant's engagement does not involve the marketing of any Company securities or any form of capital-raising.

8. **MISCELLANEOUS.**

(a) Termination and Renewal: During the term of this Agreement, in the event of breach of this Agreement by Consultant, the Company may send written notice to Consultant advising Consultant of such breach. Upon receipt of such notice from Company, Consultant shall have 45 days to cure such breach. This Agreement may be terminated by Company only upon written notice to Consultant and Consultant's failure to cure said breach within 45 days from receipt of said notice (hereinafter referred to as a "Termination"). With respect to a Termination, the Company may only be relieved of a Section 4(a)(b)(c)(d) and (e) Compensation obligation, if the Termination notification is delivered in writing by or before 90 days preceding the date that such Section 4 Compensation obligation is due to be tendered. Any Termination subsequent to Consultant's vestment in or receipt of a Section 5 Compensation obligation, regardless of fault or circumstances, shall not diminish Consultant's rights to the portion of Section 4 Compensation. The Company has been notified that much of the Consultant's efforts are "front-loaded" and therefore, much of the consulting work must be done at the outset of the Closing and during the 90 days thereafter. As a result, Compensation in Section 4(a)(b)(c)(d) and (e), along with any other Section 4 Compensation shall be considered earned, due and payable as of the Closing Date.

This Agreement shall not renew automatically in accordance with Section 2 if either Party provides written notice to the non-renewing Party at least 20 days prior to the end of the initial Term or each renewal Term described in Section 2.

(b) Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended only in a writing executed by both parties.

(c) Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person to the parties at the addresses set forth above in the first paragraph of this Agreement.

(d) Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

(e) Assignment. Compensation under this Agreement is assignable at the sole discretion of the Consultant.

(f) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common stock to the Consultant, Consultant shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

(g) Governing Law. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN BROWARD COUNTY FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorney's fees, expenses and costs.

(h) Specific Performance. The Company and the Consultant shall have the right to demand specific performance of the terms, and each of them, of this Agreement.

(i) Covenant to Issue Opinion Letter. On demand at no cost to SWAMIFI or PPC hereby agrees to order and deliver to SWAMIFI or PPC any opinion letter related to

the sale of the Company's common stock pursuant to the terms of Rule 144 of the Securities Act of 1933.

(j) Covenant Not to Stop or Delay Transfer. TPTW hereby covenants and promises that it shall not issue a stop transfer order on any securities issued pursuant to this Agreement, and that it shall not otherwise impede, delay or commence any action that would delay the transfer, deposit or ultimate sale, resale or delivery of any common shares, including restricted common shares, underlying the Compensation.

(k) **Issuance of Common Stock as Payment.** In the event that the Company elects to make any payment of Compensation to the SWAMIFI or PPC through the issuance of its common stock, such shares shall be issued in accordance with the terms and conditions set forth in this Agreement.

**(l) Adjustment of Shares.** Notwithstanding any other provision in this Agreement or in any other agreement, document, or instrument to which the Company is a party or by which it is bound, in the event the Company effects a reverse stock split and/or recapitalization of its common stock after the issuance of shares as Compensation at any time prior to or during the Term of this Agreement to SWAMIFI or PPC for including for a period of 6 months following such issuance, the shares issued to the SWAMIF or PPC as Compensation under this Agreement, the Company shall immediately issue to SWAMIFI or PPC additional shares of common stock such that the SWAMIFI or PPC's total post-split holdings and Reservation of Shares Share Pool represent the same percentage of the Company's outstanding common stock as immediately prior to such reverse stock split.

(i) Execution of the Agreement. The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. Delivery may take place via facsimile transmission.

(j) Joint Drafting and Exclusive Agreement. This Agreement is the ***only*** Agreement executed by and between the parties related to the performance of the Services described herein. There are no additional oral agreements or other understandings related to the performance of the Services described herein. This Agreement shall be deemed to have been drafted jointly by the parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement.

The parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence, or other claim based on information supplied by the other party, in any way relating to the subject matter of this Agreement.

(k) Conflicts of Interest. Consultant shall exercise its best efforts to make Company aware of any conflicts of interest that exist between the Consultant, including any other business of entity that Consultant beneficially owns or controls, and any interest of the Company. Disclosure of such conflicts of interest may be made in writing or through oral communication. Acknowledgement of such conflicts of interest and Company's waiver of any cause of action against Consultant related to a conflict of interest may be made in writing or through oral communication.

(l) Acknowledgments and Assent. The parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

(m) Exhibits: Reservations Agreement, Acknowledgment of Introduction Payment Demand, TA instruction Letter and AI Statement of Work.

**SIGNATURE PAGE FOLLOWS**

**THE REMAINDER OF THE PAGE HAS BEEN INTENTIONALLY LEFT BLANK**

## SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

| | |
|---|---|
| TPT Global Tech, Inc. | SwamiFi Fintech, LTD Investment Series TPTW |
| DocuSigned by: 10/26/2023 | |
| By: Stephen J Thomas III | By: Luis James Leung |
| Its: Chief Executive Officer | Its: Managing Member |

**A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.**

# EXHIBIT "B"
## Acknowledgement of Introduction

As evidenced by affixing the below signature to this document, for the purposes of consummating a business relationship with the below referred to party and in accordance with SwamiFi Fintech, LTD Investment Series TPTW ("SWAMIFI") obligations as defined in Section 3 of a Consulting Agreement effective October 1, 2023 (the "Agreement"), TPT Global Tech, Inc. ("TPTW"), hereby acknowledges that SWAMIFI has provided a business introduction (the "Introduction") to:

_______________________________________________________ (the "Subject")

Prior to SWAMIFI's Introduction to the Subject, TPTW did not know of the existence of the Subject and further did not have a business relationship with the Subject. The Subject is therefore a SWAMIFI Protected Relationship, as the term is defined in the Agreement.

Acknowledged this _____ day of ________________________, 2023.

TPT Global Tech, Inc.

________________________________

By: Stephen J Thomas III
Its: Chief Executive Officer

EXHIBIT "C"

## RESERVATION OF PAYMENT SHARES

THIS RESERVATION OF SHARES (the "Agreement") is effective as of October 1, 2023 among (i) TPT Global Tech, Inc., a Florida corporation ("TPTW" and individually a "Party"), (ii) SwamiFi Fintech, LTD Investment Series TPTW ("SWAMIFI" and individually a "Party"), and (iii) Clear Trust LLC (the "Transfer Agent" and individually a "Party"). TPTW, SWAMIFI and the Transfer Agent may hereinafter be referred to collectively as the "Parties."

## AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements described in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

## ARTICLE I

## DELIVERIES TO THE TRANSFER AGENT

1.1 TPTW Reservation. Simultaneously upon execution of this the SWAMIFI Advisory Services Agreement (the "Closing"), the Transfer Agent shall transfer from TPTW treasury 325,000,000 common TPTW shares ("Shares Pool") which shall be reserved for the benefit of SWAMIFI pursuant to the terms of the Agreement and TPTW form S-1 or S-8 Registration ESIP.

1.2 Transfer Agent Compensation The Transfer Agent shall receive an amount to be determined and paid by TPTW as compensation and consideration for acting as Transfer Agent pursuant to the terms of this Agreement. Such compensation as described in this section shall be due and payable to the Transfer Agent by TPTW.

1.3 Intention to Restrict Issuance of the Shares Pool. TPTW intends that the Shares Pool shall be reserved by the Transfer Agent pursuant to this Agreement and the Advisory Agreement. TPTW hereby instructs the Transfer Agent to reserve the Shares Pool for the sole benefit of issuance to SWAMIFI and its PPC, Luis james Leung or its assignee pursuant to the terms of the Advisory Agreement and acknowledges these shares may not be issued for any other purpose other than pursuant to the SWAMIFI Advisory Agreement at the sole instruction of SWAMIFI. The Shares Pool shall be noted in the TPTW shareholder list as of the date hereof.

1.4 Transfer Agent Deliveries. The Transfer Agent shall hold and release the Shares Pool only in accordance with the terms and conditions of this Agreement and the Advisory Agreement.

1.5 Ownership and Dispositive Rights. All Shares held in the reserve Pool shall be deemed owned and under the voting control of the Company until released (and, once released, deemed owned by the person to whom released) from escrow, for purposes of Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended.

## ARTICLE II

## RELEASE OF SHARES FROM SHARES POOL

2.1 Disbursement of Shares. The Transfer Agent shall release the Shares from the Shares Pool upon SWAMIFI's delivery to the Transfer Agent of a notice of conversion (a "Conversion Demand" a form of which has been attached hereto as *Exhibit* which shall state: (i) the amount being redeemed; and (ii) the current balance of the Amount remaining after each Conversion Demand. Such issuance of Shares pursuant to an Issuance Demand as described herein shall be at the sole discretion of SWAMIFI and shall require no action on the part of TPTW unless otherwise agreed to in writing between the parties.

2.2 Acknowledgement of SWAMIFI, TPTW and Transfer Agent; Disputes. The Parties acknowledge that the only terms and conditions upon which the Shares Pool are to be released are set forth in this Agreement. The

Parties reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the Advisory Agreement from the Shares Pool. Any dispute with respect to the release of Shares Pool shall be resolved pursuant to this Agreement or by written agreement between SWAMIFI and TPTW.

2.3 Continuity of Transfer Agent Relationship. As long as any of the shares underlying the Shares Pool remain in reservation for SWAMIFI's benefit under this Agreement, TPTW hereby warrants and represents they will not terminate, and pursuant to the terms of this Agreement, shall not be entitled to terminate, their current relationship with the Transfer Agent without prior written consent of SWAMIFI. This Section 2.3 shall survive and supersedes any prior agreements between the Transfer Agent and TPTW.

**ARTICLE III**

**CONCERNING THE TRANSFER AGENT**

3.1 Duties and Responsibilities of the Transfer Agent. The Transfer Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a) The Parties acknowledge and agree that the Transfer Agent (i) once in receipt of a Redemption or Form Payment Demand Exhibit "D' from SWAMIFI, shall not be responsible for or bound by, and shall not inquire into whether SWAMIFI is entitled to receipt of Shares pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Transfer Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, including notice by facsimile transmission, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Transfer Agent in good faith to be genuine and to have been signed or presented by the proper person or Party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; and (iv) may assume that any person believed by the Transfer Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized.

(b) The Transfer Agent may at any time resign as Transfer Agent hereunder by giving fifteen (15) days prior written notice of resignation to SWAMIFI and TPTW. Prior to the effective date of the resignation as specified in such notice, SWAMIFI will issue to the Transfer Agent instructions authorizing delivery of the Shares Pool to a substitute Transfer Agent selected by, and in the sole discretion of SWAMIFI. Only in the event no successor Transfer Agent is named by SWAMIFI, the Transfer Agent may apply to a court of competent jurisdiction in the State of Florida for appointment of a successor Transfer Agent, and to deposit the Shares Pool with the clerk of any such court.

(c) In the event of a dispute with respect to entitlement to any properties held by the Transfer Agent, the Transfer Agent may deposit said disputed properties with the Courts of the State of Florida after giving ten (10) days' notice to SWAMIFI and TPTW and shall be absolved from all further liability with respect thereto. The Transfer Agent hereby acknowledges receipt of a deposit from the Parties for reimbursement of any future fees and costs incurred by Transfer Agent as a result of such interpleader action. Upon termination of the Agreement, this deposit shall be automatically returned directly to TPTW by the Transfer Agent.

(d) The Parties acknowledge that the Transfer Agent is acting solely as a stakeholder at their request and that the Transfer Agent shall not be liable for any action taken by Transfer Agent in good faith and believed by Transfer Agent to be authorized or within the rights or powers conferred upon Transfer Agent by this Agreement. The Parties agree to indemnify and hold harmless the Transfer Agent for any action taken by the Transfer Agent, except in the case of negligence or willful misconduct on the Transfer Agent's part committed in its capacity as Transfer Agent under this Agreement.

(e) The provisions of this Section shall survive the resignation of the Transfer Agent or the termination of this Agreement.

3.2 Dispute Resolution: Judgments. If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Shares Pool the Transfer Agent shall continue to follow the terms of the Agreement and issue shares of TPTW Common Stock pursuant to a Payment Demand unless the Transfer Agent (i) receives instructions from SWAMIFI, or (ii) deposits the Shares Pool with any court of competent jurisdiction in Nevada or Florida, in which event the Transfer Agent shall give ten (10) days written notice thereof to TPTW and SWAMIFI and shall after such ten (10) day period be relieved and discharged from all further obligations pursuant to this Agreement.

3.3 Maximum Conversion. The Transfer Agent and Company shall not issue to SWAMIFI or its PPC, Luis James Leung, upon a Payment Demand, a number of shares of Company's Common Stock which would result in beneficial ownership by SWAMIFI and its affiliates of more than 4.99% of the outstanding shares of Common Stock of Company on the date of such a Conversion Demand, without specific instructions from SWAMIFI acknowledging SWAMIFI's intention to receive shares in excess of such 4.99% restructuring. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

## ARTICLE IV

## GENERAL MATTERS

4.1 Termination. This Agreement shall terminate upon the final release of all of the shares underlying the Shares Pool or at any time upon written notice by SWAMIFI.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Company, to:

Stephen J Thomas III, CEO
501 West Broadway, Suite 800
San Diego, CA 92101

If to Consultant, to:

Luis James Leung
1515 Hebert St
Houston, TX 77012

If to the Transfer Agent, to:
Clear Trust LLC
16540 Pointe Village Dr, Suite 210
Lutz, FL 33558

4.3 Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of SWAMIFI. This Agreement shall endure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors, and assigns.

4.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

4.5 Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

4.6 Agreement. Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

4.7 Entire Agreement. This Agreement along with Advisory Services Agreement constitute the entire agreement between the Parties hereto pertaining to the Share Pool and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations and other agreements made by the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and the Settlement Agreement.

4.8 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all Parties, or, in the case of a waiver, by the Party waiving compliance. Except as expressly stated herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

4.9 Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

4.10 Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Excluding any interpleader action brought in connection with the Transfer Agent's duties under this Agreement as described in Section 3, any action brought by any Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of Florida. ***All Parties and the individuals executing this Agreement agree to submit to the jurisdiction of such courts and waive trial by jury***. The prevailing party (which shall be the Party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other Party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

4.11 Specific Enforcement, Consent to Jurisdiction. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with

their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. The Parties hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action, or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

4.12 Covenant to Issue Opinion Letter. On demand at no cost to SWAMIFI or PPC hereby agrees to order and deliver to SWAMIFI or PPC any opinion letter related to the sale of the Company's common stock pursuant to the terms of Rule 144 of the Securities Act of 1933.

4.13 Covenant Not to Stop or Delay Transfer. TPTW hereby covenants and promises that it shall not issue a stop transfer order on any securities issued pursuant to this Agreement, and that it shall not otherwise impede, delay or commence any action that would delay the transfer, deposit or ultimate sale, resale or delivery of any common shares, including restricted common shares, underlying the Compensation.

4.14 **Issuance of Common Stock as Payment.** In the event that the Company elects to make any payment of Compensation to the SWAMIFI or PPC through the issuance of its common stock, such shares shall be issued in accordance with the terms and conditions set forth in this Agreement.

**4.15** **Adjustment of Shares.** Notwithstanding any other provision in this Agreement or in any other agreement, document, or instrument to which the Company is a party or by which it is bound, in the event the Company effects a reverse stock split and/or recapitalization of its common stock after the issuance of shares as Compensation at any time prior to or during the Term of this Agreement to SWAMIFI or PPC for including for a period of 6 months following such issuance, the shares issued to the SWAMIF or PPC as Compensation under this Agreement, the Company shall immediately issue to SWAMIFI or PPC additional shares of common stock such that the SWAMIFI or PPC's total post-split holdings and Reservation of Shares Share Pool represent the same percentage of the Company's outstanding common stock as immediately prior to such reverse stock split.

***SIGNATURE PAGE FOLLOWS***

***THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK***

**SIGNATURE PAGE**

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

**COMPANY:**

TPT Global Tech, Inc.

DocuSigned by:
10/26/2023
DE778F1C4187427...

By: Stephen J Thomas III
Its: CEO

**CONSULTANT:**

SwamiFi Fintech, LTD Investment Series TPTW

By: James Leung
Its: Managing Member

**TRANSFER AGENT**

Clear Trust LLC

_______________________________

By:
Its: President

**EXHIBIT "D"**

**Form of Payment Demand**

**Dated _____________**

**Pursuant to the terms of the SWAMIFI Advisory Agreement Reservation of Shares Agreement (collectively the "Agreements") by and between (i) TPT GLOBAL TECH, INC. a Florida corporation ("TPTW"), (ii) SwamiFi Fintech, LTD Investment Series TPTW ("SWAMIFI"), and (iii) Clear Trust LLC, a limited liability corporation, (the "Transfer Agent"), copies of which have already been delivered to your offices, SWAMIFI hereby demands the issuance of ________ shares of TPTW's common stock (the "Payment Shares") pursuant to the Agreements. The Shares are to be issued via DWAC as follows:**

*Issue Name and Address*

Amount of Payment Demand…………………… $

Number of Shares to be Issued…………………………..

Remaining Reserved Shares Amount ………………………………. $

**Very truly yours,**

SwamiFi Fintech, LTD Investment Series TPTW

**EXHIBIT "E" – AI Statement of Work**

| | |
|---|---|
| Client | **TPT Global Tech, Inc** |
| Project Name | Design AI-Based Enhancement of Company Technical Platforms |
| Document | **AI Statement of Work** |
| Rev Date | 06/01/2023 |
| Rev Notes | 1.0 JL |

# Contents – AI Statement of Work

## About TPT Global Tech Inc

TPT Global Tech Inc. ("TPTW") is a technology-based company with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

TPTW will soon launch VüMe Super App, the all-in-one-place mobile content ecosystem that connects content providers, influencers and everyday users to create and/or elevate everything they want in one convenient platform. VüMe aims to provide users with the most robust offering of social media, entertainment, crypto, financial, news, gaming, shopping, banking, and other daily-use tools.

## About SWAMIFI

SWAMIFI Enterprises LLC ("SWAMIFI") is a company specialized in AI/ML consulting and implementation. SWAMIFI implements all its projects using its proprietary Artificial Intelligence ("JABR 4KST"). SWAMIFI is the exclusive affiliate and development arm for US operations of 4KST Brazil.

JABR 4KST was developed at a research and development center in Brazil specialized in Artificial Intelligence. Through our own Machine Learning algorithm, we offer predictive models of high performance. JABR 4KST is different from conventional machine learning because it captures data changes in real time.

Nowadays, Machine Learning (ML), Deep Learning (DL) and Artificial Intelligence (AI) are a commodity. The traditional models rely exclusively on historical data and it has a heavy dependency of Data Scientists, who can only provide a small, incremental value to commoditized ML. This broadly available technology uses "static" models, which need to be re-built periodically. Such models lose accuracy with time. Static ML products are the typical model offered by IBM, Microsoft, Google and many other major tech giants.

JABR 4KST model disrupts the traditional ML market via better and more accurate predictions.

Our AI technology team consists of 5 PhD's and 15 senior developers.


JABR 4KST AI Engine
Why we are better
HIGHER ACCURACY FOR ANY TYPE OF PREDICTION!
Jabr 4KST's "On the Fly" Change-Sensing
ACCURACY
Other competing AI technologies

Our team and technology partners recently built models and solutions for the following relationships:


CLIENTS
PARTNERS

## Project Overview

This document describes the proposal by SWAMIFI for the development and implementation for an AI-based engine for Smart City optimization. This AI-based engine shall be TPTW's Smart City proprietary technology that has exclusive licensing of the JABR 4KST Artificial Intelligent technology in the Smart City market for a period of 10 years. This engine shall provide the underlying scores that can enable a TPTW Control Center system to empower consumers and businesses alike, helping them to track their carbon footprint, providing solutions to offset it, and rewarding them for sustainable choices. This AI engine can be used internally in corporate-owned Smart Cities and it can also be provided as a SaaS platform to third-party owned Smart Cities. Although this scope of work does not include the development of the Control Center system itself, it will provide critical inputs and guidance for such system.

It is envisioned that the AI-based algorithms and code from this scope of work will be exclusively owned by TPTW and will greatly enhance TPTW's capabilities to become a strong player. It will allow a better

engagement with Smart City citizens and the stickiness of the platform to be offered by the Smart City. The AI-based algorithms will be a catalyst for the adoption of the VüeMe Super App, since the Control Center will use it to interact with a Smart City citizen/participant.

We will design, configure, and implement a model for our JABR 4KST platform that will produce the scoring engine behind the "**Green Score**", which is a custom score based on KPI's to be determined by the design team.

**What is the Green Score?**
Just like FICO scores, our Green Score will be composed of several components, with dynamic weighs determined by the 4kst AI engine.

The potential components of the Green Score are:

- Total Amount of KWh saved
- Amount of KWh saved in the measurement period in comparison to the previous period
- Number of smart appliances/plugs in the facility/household
- Active age of the smart appliance/plug (how long has it been connected to the Smart City)
- Referrals
- Number of positive answers to push deactivation requests for YELLOW appliances/plugs
- Number of GREEN appliances/plugs

In addition to the Green Score, we can also produce outlet/appliance scores that can be used to determine targets for the Control Center

**How will the Green Score and Outlet/Appliance Score be used?**
To become increasingly efficient, TPTW's Smart Cities will use JABR 4KST's adaptive AI technology to process real-time data being exchanged with each of the smart devices in a house/facility within the Smart City. Each smart device will be scored by the AI engine, determining a facility or household's Green Score. The Green Score is the mechanism through which we will **gamify** the entire Smart City ecosystem. The higher one's Green Score is, the higher are its entitlements and earning capabilities.

The Green Score will allow categorization of Smart City citizens. Each category will provide specific entitlements and earning power.

As an illustration, consider five Green Score groups:

| Group Name | Green Score Dynamic Ranges | CITIZEN pool allocation |
|---|---|---|
| Mith | 700 and above | 5 X Earning Power |
| Superhero | 600 to 699 | 3 X Earning Power |
| Hero | 500 to 599 | 2 X Earning Power |
| General | 400 to 499 | 1.5 X Earning Power |
| Soldier | 399 and below | Standard Earning Power |

Each of these groups could also have additional entitlements, which would allow them to participate in special drawings and special "top producer" programs. One possible entitlement could be discounts in Smart City markets and charging stations. Smart City markets is where participants could purchase smart appliances that would enhance their Green Score.

The Green Score ranges could be automatically "calibrated" by the AI engine, determining what levels would be optimal to entice participants to continue participating and contributing to the ecosystem.

The typical implementation of JABR 4KST has the following components:


Development Environment
Model Tuning/Training
Step 1
Production Environment
Update (On the fly learning)
Model TunUpdate
(Incremental Learning)
Step 3
Data Stream Learning
Time
Consulting
Model TunUpdate
(Request Anytime)
Model Evaluation
Step 2
Production Data
Training Data

The implementation of JABR 4KST includes the following elements:

- Definition of Business Objectives
- Identification of Key Performance Metrics for ML Model
- Data Stream Definition
- Specification of Pilot Phase and Definition of Pilot Goals
- Implementation of Development Model
- Analysis of Pilot Results
- Implementation of Production Model
- Model Evaluation and Tuning

**Definition of Business Objectives**

We will help TPTW clearly define the business outcome that the project should deliver.

Despite its broad appeal, AI isn't right for every business and AI is certainly not one-size-fits -all. Defining the problem and the outcomes TPTW hopes to solve must be clearly defined.

In this phase, we will define the specific utility of the **Green Score**. We will work with the Company to design a "participate-and-earn" model that is based on this score and we will identify and document further use cases for the **Green Score**.

**Identification of Key Performance Metrics for ML Model**

4KST data stream learning engine can produce better prediction because it does not rely on a static model, where KPIs have pre-defined weights. Instead, 4KST constantly analyzes data and decides how important each KPI should be in its predictive model.

We will assist TPTW with the identification of KPIs that should be included in the model for the following Smart City participants:

- Residential
- Commercial
- Industrial
- Services and Support

**Data Stream Definition**

Each project requires specific data to be captured and modeled. We will assist TPTW with the analysis of its data model and define which elements are important to support the data stream learning model.

**Specification of Pilot Phase and Pilot Goals**

We will assist TPTW to identify goals to be met by the pilot model, specifically tailored to TPTW's business.

**Design/Specification of Development/Pilot Model**

The Development/Pilot Model is the "proof-of-concept", through which we validate that the model designed works as expected. A pre-determined amount of historical data is loaded to "train" the 4KST engine and an additional number of months of historical information is used as "back-test" data. In typical projects, the results of the Development/Pilot model can be compared with any other AI engines currently used.

**Analysis of Pilot Results**

In typical projects, we analyze the development/pilot model results by back-testing a certain number of months of historical data against the model.

**Design/Specification of Production Model**

The Production Model is the result of refinement of the pilot model. Data streams are optimized, and data structures are enhanced to improve the model and provide it with optimal parameters to optimize KPIs.

**Model Evaluation and Tuning**

After the production model is live for at least one business cycle, we will work with TPTW to determine how well the production model has performed and to identify opportunities for improvement and fine-tuning.

# Costs Covered by This Scope of Work

Implementation

Monthly Recurring and Hosting Costs

Estimate for monthly data hosting costs AI SaaS costs: up to $5,000

Period: from October 1. 2023 to June 30. 2024

Important: Travel costs and incidentals are not in the scope of this agreement and shall be billed to the Company.

# Mandatory Ongoing Maintenance Fees

This scope of work covers maintenance fees for the Term of the Agreement. Subsequent to the Term of this Agreement, if TPTW decides to continue using the JABR 4KST AI engine, TPTW agrees to pay $ 5,000 for monthly maintenance fees. Any breach of this Agreement or failure to pay the monthly maintenance fee terminates the exclusive licensing of the JABR 4KST Artificial Intelligent technology in the Smart City market.

# Project Execution Pre-Requisites

Several of the phases of this project require that the Company provides a significant data set and Swamifi is reliant upon Company providing such data in a timely fashion.

The success of the project also relies on Company members to dedicate time to the project, especially during the design phase.

# EXHIBIT "F" – Invoices

## Swamifi Enterprises LLC

| | |
|---|---|
| Invoice | 40070 |
| Date | 10/15/2023 |
| Page | 1 |

**Vendor :**
Swamifi Enterprises LLC
**Luis James Leung, Principal**
**1691 Sagewood Way**
**San Marcos, CA 92078**

**Client TPT Global Tech, Inc. Bill to**

TPT Global Tech, Inc.
501 W Broadway, Suite 800
San Diego, CA 92101

| Purchase Order | | Customer ID | Payment Terms | Completion Date | |
|---|---|---|---|---|---|
| N/A | | TPTW001 | Due Immediately | October 15, 2023 | |
| **Consultant** | **Billable** | **Qty** | **Description** | **Unit Price** | **Ext. Price** |
| | Yes | 1 | **AI and Technology Strategy Sessions**<br>• Advise management with particular focus on strategic planning, organization and infrastructure analysis<br>• Conduct comprehensive inquiry into Company's technology-related activities<br>• Client intake meetings – review of corporate structure and business model<br>• Meetings and brainstorming sessions with Executive team<br>• Meetings for validation of vision for monetization of AI technology | $ 12,500.00 | $ 12,500.00 |

| | |
|---|---|
| Subtotal | $12,500.00 |
| Misc | $0.00 |
| Tax | $0.00 |
| Total | $12,500.00 |

# Swamifi Enterprises LLC

| | |
|---|---|
| Invoice | 40071 |
| Date | 10/26/2023 |
| Page | 1 |

**Vendor :**
Swamifi Enterprises LLC
**Luis James Leung, Principal**
**1691 Sagewood Way**
**San Marcos, CA 92078**

**Client TPT Global Tech, Inc. Bill to**

TPT Global Tech, Inc.
501 W Broadway, Suite 800
San Diego, CA 92101

| Purchase Order | | Customer ID | | Payment Terms | Completion Date | |
|---|---|---|---|---|---|---|
| N/A | | TPTW001 | | Due Immediately | October 26, 2023 | |
| **Consultant** | **Billable** | **Qty** | **Description** | | **Unit Price** | **Ext. Price** |
| | Yes | 1 | **AI and Technology Strategy Consultation**<br>• Provide information technology advisory services with focus on Machine Learning and Artificial Intelligence with the objective of enhancing Company's platforms<br>• Meetings and brainstorming sessions<br>• Development of vision for monetization of AI technology<br>• Collaboration on definition of strategy direction<br>• Face-to-face design sessions with PhDs in our 4KST team in Brasil to study the feasibility of model and to develop a reference architecture<br>• Design and development of detailed roadmap<br>• Project planning – design of project phases, milestones and objectives | | $ 62,000.00 | $ 62,000.00 |
| | Yes | 1 | **Design of AI Model**<br>• Capturing data stream requirements for AI Model<br>• Assessment of data sources/streams from IoT devices<br>• Assessment of smart-home specific requirements | | $ 46,000.00 | $ 46,000.00 |

| | |
|---|---|
| Invoice | 40071 |
| Page | 2 |

| | | | | | |
|---|---|---|---|---|---|
| | | | • Design of API endpoints to support IoT data streams<br>• Definition of metadata to be created for simulations<br>• Design of Dashboard prototype for data visualization | | |
| | Yes | 1 | **Design of AI Prototype**<br>• Planning for Provisioning of AWS instance<br>• Planning for Provisioning of IoT Connectors<br>• Planning for Provisioning of Terraform instance<br>• Planning for right-sizing of SaaS platforms<br>• Planning for KPIs and initial KPI weights | $ 34,500.00 | $ 34,500.00 |
| | Yes | 1 | **Design of Data Central Feed**<br>• Design of connectors for IoT data from home automation appliances<br>• Design of connectors for IoT data from environmental sensors<br>• Design of connectors for IoT data from smart appliances<br>• Design of connectors for IoT data from utility meters<br>• Analysis of Normalization of data from IoT data sources<br>• Design of cloud gateways<br>• Design of field gateways<br>• Design of Tests and Quality Assurance Plan for IoT connectors and gateways | $ 50,500.00 | $50,500.00 |
| | Yes | 1 | **Design of Ingestor (broker)**<br>• Design of data structures for ingestor<br>• Design of backend scripts for data staging for ingestor<br>• Design of CRUD endpoints for ingestor<br>• Design of Tests and Quality Assurance Plan for Ingestor and API endpoints | $ 52,000.00 | $ 52,000.00 |

| | |
|---|---|
| Invoice | 40071 |
| Page | 3 |

| | | | | | |
|---|---|---|---|---|---|
| | Yes | 1 | **Swagger/OpenAPI**<br>• Planning for the Swagger Editor toolkit, benefiting from its real-time feedback mechanism | $16,000.00 | $ 16,000.00 |
| | Yes | 1 | **Security Planning**<br>• Devised plan for rigorous security protocols and recommended the adoption of HTTPS for data encryption<br>• Plan for implementation of rate limits to deter misuse and proactively protect databases and sensitive information | $ 27,000.00 | $ 27,000.00 |

| | |
|---|---|
| Subtotal | $288,000.00 |
| Misc | $0.00 |
| Tax | $0.00 |
| Total | $288,000.00 |